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Carolina Power & Light Company
SUPPLEMENTAL DATA                            Three Months Ended         Twelve Months Ended
                                                  March 31                   March 31
                                              1996        1995          1996          1995
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
Operating Revenues (in thousands)
  Residential                              $  284,278  $  251,355   $ 1,002,034   $   904,968
  Commercial                                  151,578     141,142       628,831       592,918
  Industrial                                  163,244     164,416       732,276       739,217
  Government and municipal                     20,059      18,842        79,616        77,644
  Power Agency contract requirements           25,452      23,818       102,585       103,133
  NCEMC                                        70,137      83,707       285,601       273,097
  Other wholesale                              21,905      20,400        83,912        81,320
  Other utilities                              33,697      13,541        98,303        43,261
  Miscellaneous revenue                        13,235      11,017        48,741        44,809
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        Total Operating Revenues           $  783,585  $  728,238   $ 3,061,899   $ 2,860,367
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Energy Sales (millions of kWh)
  Residential                                   3,808       3,263        12,619        11,068
  Commercial                                    2,322       2,091         9,506         8,730
  Industrial                                    3,334       3,268        14,378        14,181
  Government and municipal                        336         301         1,323         1,257
  Power Agency contract requirements              770         476         2,632         2,418
  NCEMC                                         1,091       1,384         5,161         5,047
  Other wholesale                                 480         462         1,935         1,966
  Other utilities                               1,572         573         4,231         1,441
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        Total Energy Sales                     13,713      11,818        51,785        46,108
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Energy Supply (millions of kWh)
  Generated - coal                              7,143       4,563        26,097        19,468
              nuclear                           4,679       5,847        18,780        20,976
              hydro                               312         298           838           877
              combustion turbines                  14          (1)           72            27
  Purchased                                     1,896       1,510         7,819         6,592
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        Total Energy Supply
          (Company Share)                      14,044      12,217        53,606        47,940
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Detail of Income Taxes (in thousands)
 Included in Operating Expenses
  Income tax expense (credit)- current     $   66,104  $   77,155   $   174,216   $   189,557
  Income tax expense - deferred                13,602     (13,186)      110,090        24,101
  Income tax expense - investment
    tax credit adjustments                     (2,611)     (2,553)       (9,403)      (11,205)
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        Subtotal                               77,095      61,416       274,903       202,453
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 Harris Plant deferred costs -
   investment tax credit adjustments              (74)        (74)         (297)         (297)
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  Total Included in Operating Expenses         77,021      61,342       274,606       202,156
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 Included in Other Income
  Income tax expense (credit) - current        (5,437)     (4,897)      (25,460)      (19,512)
  Income tax expense (credit) - deferred        1,024       1,607         5,796        10,381
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        Total Included in Other Income         (4,413)     (3,290)      (19,664)       (9,131)
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            Total Income Tax Expense       $   72,608  $   58,052   $   254,942   $   193,025
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FINANCIAL STATISTICS

Ratio of earnings to fixed charges                                         3.84          3.36
Return on average common stock equity                                     14.58 %       11.87 %
Book value per common share                                         $     18.36   $     17.81
Capitalization ratios
    Common stock equity                                                   49.47 %       48.94 %
    Preferred stock - redemption not required                              2.70          2.69
    Long-term debt, net                                                   47.83         48.37
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            Total                                                        100.00 %      100.00 %
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See Notes to Financial Statements.
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